Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130147 on Form S-8 of our report dated March 25, 2005 (September 20, 2005 as to the effects of the restatements discussed in Note 12) (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (1) allocations of certain assets and expense items applicable to Horizon and subsidiaries, (2) the bankruptcy filing of the Combined Companies and the fact the combined financial statements do not include any adjustments that might result should the Combined Companies be unable to continue as a going concern and (3) referring to the restatement of the financial statements), relating to the combined financial statements of Horizon NR, LLC and Certain Subsidiaries and of our report dated April 22, 2005 (June 8, 2005 as to the effect of the restatement discussed in Note A to the schedule) (which report includes an explanatory paragraph referring to the restatement of the financial statement schedule) relating to the financial statement schedule of Horizon NR, LLC and Certain Subsidiaries, appearing in this Annual Report on Form 10-K/A of International Coal Group, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

November 14, 2007